                                                                    Exhibit 99.1


PRESS RELEASE



                   / CORRECTION - ISTA PHARMACEUTICALS, INC./

     In the news release, ISTA Pharmaceuticals (Nasdaq: ISTA) Reports First Quarter 2003 Financial Results, issued yesterday, April 23, by ISTA Pharmaceuticals, Inc., over PR Newswire, we are advised by the company that the net loss per share for the first quarter of 2002 should have been reported as $2.82, rather than $0.28, to reflect the 1-for-10 reverse stock split of the Company's common stock that became effective in November 2002. Complete, corrected release follows:


                 ISTA PHARMACEUTICALS REPORTS FIRST QUARTER 2003
                               FINANCIAL RESULTS


IRVINE, California, April 23, 2003. ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the first quarter ended March 31, 2003.

ISTA reported a net loss of $5.3 million, or $0.40 per share, for the first quarter of 2003, compared to a net loss of $4.7 million, or $2.82 per share (after the effect of the 1-for-10 reverse stock split in November 2002), for the first quarter of 2002. Revenue of $69,000 for the first quarter of 2003 and $70,000 for the first quarter of 2002 is attributable to the amortization, for the respective periods, of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase(R) (ovine hyaluronidase) in Japan. ISTA's total operating expenses for the first quarter of 2003 increased to $5.5 million from $4.8 million in the first quarter of 2002 primarily due to increased spending on our regulatory efforts for Vitrase(R) in both the United States and Europe, manufacturing and personnel additions.

Research and development expenses were $3.4 million in the first quarter of 2003, compared to $2.9 million for the first quarter of 2002, consisting of development and manufacturing activities related to Vitrase(R), ISTALOL(TM), a once-a-day formulation of timolol being developed for the treatment of glaucoma, and bromfenac, a topical non-steroidal anti-inflammatory compound being developed for the treatment of ocular inflammation.

Selling, general and administrative expenses were $2.1 million in the first quarter of 2003, compared to $1.9 million for the first quarter of 2002. The increase in selling, general and administrative expenses is primarily due to additional personnel and facilities expense in 2003 compared to 2002 and an increase in the cost of directors & officers insurance that went into effect during the last half of 2002.
                                     -more-

Net interest income was $110,000 in the first quarter of 2003, compared to $87,000 in the first quarter of 2002. The increase in net interest income is primarily due to the increase of cash available for investment following the Company's equity financing completed during the fourth quarter of 2002.

Cash and short-term investments totaled $30.2 million at March 31, 2003 compared to $35.7 million at December 31, 2002.

Advanced-Stage Therapeutic Pipeline

ISTA Pharmaceuticals is developing one of the healthcare industry's most comprehensive late-stage therapeutic pipelines to treat diseases of the eye:

Vitrase(R)

Earlier this month, the Company received an "approvable" letter from the U.S. Food & Drug Administration (FDA) with respect to ISTA's New Drug Application
(NDA) for Vitrase(R), a proprietary formulation of ovine hyaluronidase to treat vitreous hemorrhage. ISTA is continuing its active dialogue with the FDA to discuss the comments contained in the approvable letter and to determine the next appropriate steps in the review and approval process. ISTA has also studied the use of Vitrase(R) for diabetic retinopathy and recently completed a pilot Phase IIa trial for this indication.

ISTALOL(TM)

ISTALOL is a unique, once-a-day, proprietary liquid formulation of the FDA-approved beta-blocker, timolol, to treat glaucoma. An NDA for ISTALOL(TM) was submitted to the FDA by Senju Pharmaceuticals, Co. Ltd., the developer of ISTALOL(TM), in September 2002. Under a license agreement with Senju, ISTA obtained the commercialization rights for ISTALOL(TM) in the United States.

Bromfenac

Bromfenac is a topical, twice-daily, non-steroidal anti-inflammatory agent under development for the treatment of ocular infection following cataract surgery. ISTA plans to initiate a Phase III study in the second quarter of 2003. ISTA obtained commercialization rights in the United States for bromfenac under a license agreement with Senju.

Caprogel(R)

Caprogel(R) is a gel form of aminocaproic acid being developed by ISTA to treat hyphema, or bleeding into the front of the eye, a condition that typically results from physical trauma. ISTA has worldwide commercialization rights for Caprogel(R) under a license agreement with the Eastern Virginia School of Medicine.

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely formulated ophthalmic products. ISTA's product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA's goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development.
                                     -more-

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA's expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA's history of operating losses; timely and successful implementation of ISTA's strategic initiatives, including its goal of becoming a fully integrated specialty pharmaceutical company; delays and uncertainties related to ISTA's research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA's products if approved and the impact of competitive products; uncertainties and risks regarding ISTA's ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA's strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity, and enforceability of patents related to ISTA's products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA's public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA's Annual Report on Form 10-K for the year ended December 31, 2002.
                                     -more-

                           ISTA PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                           Three Months Ended
                                                                March 31
                                                              (unaudited)
                                                          --------------------
                                                              2003        2002
                                                          --------    --------
Revenue                                                   $     69    $     70
Operating expenses:
   Research and development                                  3,426       2,922
   Selling, general and administrative                       2,064       1,918
                                                          --------    --------
Total operating expenses                                     5,490       4,840
                                                          --------    --------
Loss from operations                                        (5,421)     (4,770)
Interest income, net                                           110          87
                                                          --------    --------
Net loss attributable to common stockholders              $ (5,311)   $ (4,683)
                                                          ========    ========
Net loss per common share, basic and diluted              $  (0.40)   $  (2.82)(1)
                                                          ========    ========
Shares used in computing net loss per common share,
basic and diluted                                            13,290      1,662 (1)

-------------------

(1) These values have been adjusted for the 1-for-10 reverse stock split, which occurred in November 2002.


                           ISTA PHARMACEUTICALS, INC.
                   SUMMARY OF CONSOLIDATED BALANCE SHEET DATA
                                 (in thousands)

                                                     March 31,
                                                       2003           December 31,
                                                    (Unaudited)          2002
                                                    -----------       ------------
Cash and short term investments                       $30,172           $35,712
Working capital                                        28,013            33,046
Total assets                                           31,643            37,135
Total stockholders' equity                             24,216            29,228

                                       ###